Exhibit (a)(9)

DWS TARGET FUND

Termination of Series and Classes

The undersigned, constituting a majority of the Trustees of DWS Target Fund, a Massachusetts business trust (the “Trust”), acting pursuant to power conferred by the Amended and Restated Declaration of Trust, dated June 24, 2008, as amended, do hereby terminate and abolish the series and classes thereof of the Trust set forth below and the establishment and designation thereof, effective February 13, 2009.

DWS LifeCompass Income Fund	Class A
Class C
Class S
Institutional Class

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 11th day of March 2009.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/Axel Schwarzer
Rebecca W. Rimel, Trustee	Axel Schwarzer, Trustee
/s/William N. Searcy, Jr.	/s/Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee
/s/Robert H. Wadsworth
Robert H. Wadsworth, Trustee